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                                                                     EXHIBIT 8.1

                               September 29, 1999




To the Parties Listed on Schedule I:


Ladies and Gentlemen:

         We have acted as special tax counsel to First Sierra Financial, Inc. ("First Sierra") and First Sierra Receivables III, Inc. (the "Depositor"), in connection with the issuance by First Sierra Equipment Contract Trust 1999-2, a Delaware common law trust acting through First Union Trust Company, National Association, not in its individual capacity but solely as Owner Trustee (the "Trust"), established pursuant to a Trust Agreement, dated as of September 1, 1999, between the Depositor and First Union Trust Company, National Association, not in its individual capacity but solely as owner trustee, of (i) $30,818,212 of 5.85535% Equipment Contract Backed Notes, Class A-1 (the "Class A-1 Notes"),
(ii) $31,956,385 of 6.46% Equipment Contract Backed Notes, Class A-2 (the "Class A-2 Notes"), (iii) $18,823,624 of 6.70% Equipment Contract Backed Notes, Class A-3 (the "Class A-3 Notes"), (iv) $61,986,631 of 6.98% Equipment Contract Backed Notes, Class A-4 (the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Class A Notes"), (v) $13,570,520 of 7.28% Equipment Contract Backed Notes, Class B (the "Class B Notes"), (vi) $9,192,933 of 8.01% Equipment Contract Backed Notes, Class C (the "Class C Notes"), $2,188,793 of 10.27% Equipment Contract Backed Notes, Class D (the "Class D Notes") and (vii) $2,363,897 of 7.03% Equipment Contract Backed Notes, Class E (the "Class E Notes"). The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes are collectively referred to as the "Notes." The Notes were issued pursuant to an Indenture, dated as of September 1, 1999 (the "Indenture"), among the Trust, First Sierra, as servicer and as originator, and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Pursuant to the Indenture, the Pledged Property (as defined in the Indenture) will be pledged by the Trust to the Indenture Trustee for the benefit of the Noteholders. The Class A Notes and the Class B Notes will be offered for sale pursuant to a prospectus supplement dated September 22, 1999 (the "Prospectus Supplement"). The Class C Notes, the Class D Notes and the Class E Notes will be offered for sale pursuant to a private placement memorandum dated September 22, 1999 (the "Memorandum"). Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in Annex A to the Indenture.

         We have examined the question of whether the Notes issued under the Indenture will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations



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promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

         In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. No transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

         Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

         (1) The Class A Notes, the Class B Notes and the Class C Notes will be characterized as indebtedness and the Class D Notes should be characterized as indebtedness because (i) the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness by the Trust, and the Trust will be a disregarded entity with respect to the Depositor; (ii) the form of the transaction is an issuance of indebtedness by the Trust; and (iii) the parties have stated unambiguously their intention to treat the transaction as an issuance of indebtedness for all applicable tax purposes.

         (2) Assuming compliance with the terms of the Trust Agreement and related documents, the Trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation.

         (3) The statements in the Prospectus Supplement and the Memorandum under the heading "Material Federal Income Tax Consequences" accurately describe the material federal income tax consequences to the holders of the Notes.

         Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinion contained herein after the date hereof. We hereby expressly reserve our opinion with regard to the Class E Notes.

         This opinion is furnished by us as counsel in connection with the issuance of the Notes, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

                                Very truly yours,

                                /s/ Dewey Ballantine LLP
                                -----------------------------------------------






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                                   Schedule I


Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

First Union Trust Company, National Association
920 King Street, Suite 102
Wilmington, Delaware 19801

Duff & Phelps Credit Rating Co.
55 East Monroe, Suite 4200
Chicago, Illinois 60601

First Sierra Financial, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

First Sierra Receivables III, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

First Union Capital Markets Corp.
One First Union Center, TW-10
301 South College Street
Charlotte, N.C. 28288-0610

Nesbitt Burns Securities, Inc.
115 LaSalle Street, 20th Floor
Chicago, IL 60603

PNC Capital Markets
Asset-Backed Securities, 3rd Floor
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Fitch IBCA, Inc.
One State Street Plaza
New York, New York 10004

Standard & Poor's Ratings Group, a
  division of The McGraw Hill Companies
26 Broadway 15th Floor
New York, New York 10004

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Moody's Investors Service, Inc.
99 Church Street
New York, New York  10004

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